Exhibit 99.1

CABLEVISION ISSUES STATEMENT ON

ACQUISITION OF CABLEVISION BY ALTICE

BETHPAGE, NY, September 17, 2015 – Following the announcement today of the acquisition of Cablevision Systems Corporation (NYSE: CVC) by Altice, Cablevision Chief Executive Officer James L. Dolan issued the following statement on behalf of the Dolan family:

“Since Charles Dolan founded Cablevision in 1973, the Dolan family has been honored to help shepherd our customers and employees through the most extraordinary communications revolution in modern history.

Now, nearly half a century later, the time is right for new ownership of Cablevision and its considerable assets. We believe that Patrick Drahi and Altice will be truly worthy successors, and we look forward to doing all we can to affect this transition for our customers and employees. We expect that Cablevision will be in excellent hands.

For the Dolan family, we move forward with AMC Networks and The Madison Square Garden Company – two and, eventually, three public companies – all born of Cablevision and each with brighter prospects today than ever before.

With profound gratitude to our employees, customers and shareholders who have made our vision a reality, the Dolans look forward to continuing this fascinating journey.”

Background

•	On September 16, 2015, Cablevision entered into a definitive agreement with Altice whereby Altice will deliver $34.90 in cash for each Cablevision Class A and Class B share.

•	Cablevision shareholders have approved the transaction by written consent.

•	Cablevision has agreed that it would not pay any quarterly dividends from now to closing.

•	The transaction is expected to close in the first half of 2016, subject to regulatory and other customary approvals.

•	In connection with the transaction, Altice received financing commitment letters from JP Morgan, BNP Paribas and Barclays. Altice advised Cablevision that up to $5.8 billion of Cablevision and CSC Holdings debt will remain outstanding after the transaction is completed.

•	BofA Merrill Lynch, Guggenheim Securities and PJT Partners acted as financial advisors to Cablevision. Sullivan & Cromwell, Mintz Levin Cohn Glovsky and Popeo, and Richards Layton & Finger acted as legal advisors to Cablevision. Debevoise & Plimpton LLP acted as the legal advisor to the Dolan family.

About Cablevision

Cablevision Systems Corporation (NYSE: CVC) is a leading media and telecommunications company, serving millions of households and businesses throughout the greater New York area. Providing quality products that keep customers connected, Cablevision offers Optimum-branded digital cable television, high-speed Internet and voice services as well as Optimum WiFi, the nation’s most robust WiFi network. The company recently introduced Freewheel, a new low-cost WiFi-exclusive phone service that provides unlimited data, talk and text. Cablevision’s Lightpath subsidiary is a premier provider of integrated business communications solutions for larger companies. Through its local media and programming properties – News 12 Networks and Newsday Media Group – Cablevision also delivers news and information created specifically for the communities it serves. Additional information about Cablevision is available at www.cablevision.com.

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Media Contacts:

Charles Schueler, cschueler@cablevision.com, office (516) 803-1013, mobile (516) 241-5858

Lisa Anselmo, lanselmo@cablevision.com, office (516) 803-2362, mobile (516) 279-9461

Investor Relations Contact:

Cindi Buckwalter, cbuckwal@cablevision.com, office (516) 803-2264, mobile (516) 203-6304